Exhibit 99.1

Media Contacts:

Katie Myers Richards Partners for Behringer Harvard 214.891.5842 katie_myers@richards.com	Chris Daly Daly Gray, Inc. for Davidson Hotel Company 703.435.6293 chris@dalygray.com	Jeanne Datz Rice Marketing Communications — Hawaii for Courtyard by Marriott Kauai Coconut Beach 808.741.2815 jdatzrice@yahoo.com

Behringer Harvard Selects Davidson Hotel Company to Manage
Courtyard by Marriott Kauai at Coconut Beach in Kauai, Hawaii

New Brand and Management Part of Multimillion-Dollar
Renovation and Repositioning Program

DALLAS and KAPA’A, Hawaii, November 15, 2010 — Behringer Harvard announced today that it has selected Davidson Hotel Company, one of the nation’s largest independent hotel management companies, to manage the beachfront 311-room Courtyard by Marriott Kauai at Coconut Beach in Hawaii. Acquired last month by a joint venture between Behringer Harvard and Austin, Texas-based JMI Realty, the former Aston Kauai Beach at Makaiwa Hotel is converting to the Courtyard by Marriott brand and undergoing a comprehensive renovation.

“We are pleased that a management company of the highest caliber will play an important role in repositioning the Courtyard by Marriott Kauai at Coconut Beach,” said Richard K. Frank, senior vice president of Behringer Harvard. “Davidson Hotel Company has proven expertise in managing hotels operating under the most prestigious hotel brands in the United States, including the Courtyard by Marriott brand and many others.”

“Hawaii remains one of the most popular resort travel destinations in the world and is an important addition to our hotel portfolio,” said John Belden, president and CEO of Davidson Hotel Company. “With its unique setting on Waipouli Beach and convenient access to the area’s most popular outdoor activities, this ocean-front resort appeals to both business and leisure travelers. After the renovation, the hotel will be in excellent physical condition and ready to assume a leadership position in the local market.”

The Courtyard by Marriott Kauai at Coconut Beach, the first property in Hawaii to be managed by Davidson Hotel Company, overlooks Waipouli Beach on the east side of the island of Kauai, Hawaii’s “Garden Island.” Located just 10 minutes north of Lihue Airport in the town of Kapa’a, it sits within the dramatic Royal Coconut Grove.

The hotel’s guest rooms and suites comprise five wings with beautiful views of either the Pacific Ocean or the mountains of Kauai. Hotel amenities include an oceanside swimming pool and hot tub, sandy-beach sunbathing, day spa, tennis court, fitness facility, complimentary in-room high-speed Internet access, private lanais (balconies) for every guest room, concierge services and a business center. Food and beverage options include an ocean-view restaurant offering fresh local cuisine and a poolside cocktail lounge.

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The new Courtyard by Marriott Kauai Coconut Beach offers approximately 8,300 square feet of indoor and outdoor meeting and event space. It can accommodate both business and social gatherings including weddings, family events, and corporate events and meetings.

The multimillion-dollar renovation of the resort will dramatically enhance the exterior look of the hotel, including lush landscaping and a reconfigured pool. In addition, all public areas, including the restaurant, lounge and meeting spaces, will be upgraded. The refurbishment, an 18-month program scheduled to begin immediately, will bring the hotel in line with the Courtyard by Marriott standards of excellence while maintaining a decidedly Hawaiian look with many elements of local culture included in the project.

“This marks our sixth Marriott-branded property, as well as our first joint venture with Behringer Harvard and JMI Realty,” Belden said. “As we pursue our aggressive growth plans, we will continue to seek partners with a track record of success and a similar focus on quality and excellence. We look forward to expanding our relationship with each of these groups.”

About Davidson Hotel Company

Headquartered in Memphis, Tenn., Davidson Hotel Company is an award-winning, full-service hotel management company that provides management, development/renovation, acquisition, consulting and accounting expertise for the hospitality industry. The company currently owns and/or manages 46 upscale, full-service independent and branded hotels with more than 13,000 rooms across the United States, including such affiliations as Marriott, Courtyard, Renaissance, Westin, Sheraton, Hyatt, Hilton, Embassy Suites, Doubletree, Hilton Garden Inn, Radisson, Crowne Plaza, and Holiday Inn. Additional information on Davidson may be found at www.davidsonhotels.com.

About Behringer Harvard

Behringer Harvard creates and manages global institutional-quality investment programs for individual and institutional investors through its real estate investment trusts, joint ventures and proprietary program structures. The company also offers strategic advisory, asset management and capital market solutions. Behringer Harvard has interests in or manages more than $10 billion in assets. For more information, contact our U.S. headquarters toll-free at 866.655.3600 or our European headquarters at 011 49 40 34 99 99 90, or visit us online at behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Opportunity REIT II, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of shares of Behringer Harvard Opportunity REIT II, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

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